AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1995

                              Registration Statement No. 33-
                              -----------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                          ----------------------------------
                                Washington, D.C. 20549
                                ----------------------

                                       FORM S-8


               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------------

                                      ACTV, INC.
                (Exact name of Registrant as specified in its charter)


     DELAWARE                           4894                      94-2907258
     ---------------------------------------------------------------------------
     (State or other              (Primary Standard            (IRS Employer
      jurisdiction of        Industrial Classification         Identification
      incorporation or                  Code)                  No.)
      organization)

                             1270 Avenue of the Americas
                               New York, New York 10020
                                   (212) 262-2570
                                -----------------------
                   (Address, including zip code and telephone number,
                    including area code, of Registrant's principal
                             executive offices)


                     Option Agreement, as amended August 1, 1989
                     --------------------------------------------
                              (Full Title of the Plan)


                                  WILLIAM C. SAMUELS
                                      President
                                      ACTV, INC.
                             1270 Avenue of the Americas
                               New York, New York 10020
                                    (212) 262-2570

                           ------------------------------
(Name, address, including zip code and telephone number, including area code, of agent for service)

                           ------------------------------

                                      Copies To:

                                JAY M. KAPLOWITZ, ESQ.
                       Gersten, Savage, Kaplowitz & Curtin, LLP
                                 575 Lexington Avenue
                               New York, New York 10022
                                    (212) 752-9700

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

           CALCULATION OF REGISTRATION FEE


Title of        Amount Being   Proposed Maximum    Proposed        Amount of
Securities To   Registered(1)  Offering Price Per  Maximum         Registration
Be Registered                  Security(2)         Aggregate       Fee
                                                   Offering Price
-------------   -------------  ------------------  --------------- ------------
Common           20,000(3)            $5.72(5)      $114,400        $394.49
Stock, par
value $.10
per share       80,0004(4)            $2.50         $200,000        $689.66


Total
Registration
Fee                                                                $1,084.15


     (1) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of additional shares of Common Stock issuable in respect of stock splits, stock dividends and similar transactions and upon the anti-dilution provisions contained in the outstanding options.

     (2) The price is estimated in accordance with Rule 457(h)(i) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

     (3) Issued upon the exercise of options issued to William C. Samuels pursuant to the Option Agreement, as amended August 1, 1989 (the "Option Agreement").

     (4) Issuable upon the exercise of options issued to William C. Samuels pursuant to the Option Agreement.

     (5) Based on the average of the closing bid and asked prices per share of the Common Stock as quoted by the National Association of Securities Dealers Automated Quotation System on September 25, 1995.

                                         (ii)

                                      ACTV, INC.

                                     ------------

                                Cross-Reference Sheet
                      (Between Items of Form S-3 and Prospectus)

                                     ------------

     Form S-3 Item and Caption             Prospectus Captions
     -------------------------             -------------------

     1.  Forepart of Registration          Front Cover Page
         Statement and Cover Page
         of Prospectus

     2.  Inside Front and Outside          Inside Front and Outside Back Cover
         Back Cover Pages of Prospectus    Page; Additional Information,
                                           Incorporation of Certain Documents
                                           by Reference

     3.  Summary Information and Risk      The Company; Risk Factors
         Factors

     4.  Use of Proceeds                   Use of Proceeds

     5.  Determination of Offering Price   Inside Front Cover

     6.  Dilution                          *

     7.  Selling Security Holders          Selling Stockholder

     8.  Plan of Distribution              Plan of Distribution

     9.  Description of Securities         *
         to be Registered


     10. Interests of Named Experts        Legal Matters, Experts
         and Counsel

     11. Material Changes                  Risk Factors

     12. Incorporation of Certain          Incorporation of Certain Information
         Information by Reference          by Reference

     13. Disclosure of Commission          Indemnification of Officers
         Position on Indemnification       and Directors
         for Securities Act Liabilities


     * Not Applicable



                                        (iii)

                                   EXPLANATORY NOTE


     This Registration Statement on Form S-8 relates to the registration of 100,000 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock") of ACTV, Inc., a Delaware Corporation ("ACTV" or the "Company") by William C. Samuels, the President of the Company (the "Selling Stockholder"). Of such Shares (i) 20,000 shares have been acquired by the Selling Stockholder upon the exercise of options issued pursuant to the Option Agreement, as amended August 1, 1989 (the "Option Agreement"), between the Company and the Selling Stockholder and (ii) 80,000 shares are issuable upon the exercise of options granted to the Selling Stockholder pursuant to the Option Agreement. A Prospectus has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-3 relating to the Shares. This Registration Statement on Form S-8, which includes a Prospectus prepared in accordance with General Instruction C of Form S-3, may be referred to herein as a Registration Statement on Form S-8/S-3.


                                        PART I

                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     Pursuant to the Note to Part I of the Form S-8, the information required by
     Part I is not required to be filed with the Securities and Exchange Commission (the "Commission").

     The Company will provide without charge to each person to whom a copy of a
     Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such documents. Requests for such information should be directed to ACTV, Inc., 1270 Avenue of Americas, New York, New York 10020, Attention: Secretary, telephone number (212) 262-2570.





                                         (iv)

     PROSPECTUS

                                      ACTV, INC.

                                      ----------

                            100,000 SHARES OF COMMON STOCK

                              Par Value, $.10 Per Share

                                     -----------


     This Prospectus relates to the offer and sale of 100,000 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock"), of ACTV, Inc., a Delaware corporation ("ACTV" or the "Company"), by William
     C. Samuels, the President of the Company (the "Selling Stockholder"). The Shares have been or may be acquired by the Selling Stockholder upon exercise of options (the "Options") granted pursuant to the Option Agreement, as amended August 1, 1989 (the "Option Agreement"), between the Company and the Selling Stockholder. The Company's Common Stock is traded on the over-the-counter market on the NASDAQ Small Cap Market ("NASDAQ") and the Boston Stock Exchange ("BSE"). On September 25, 1995, the closing bid and asked quotations for the Common Stock as reported on NASDAQ were $5 5/8 and $5 13/16 per share, respectively.


     The Shares covered by this Prospectus may be offered and sold from time to time directly by the Selling Stockholder or through brokers in the over-the-counter market or otherwise at market prices prevailing at the time of such sales or in one or more negotiated transactions at prices acceptable to the Selling Stockholder. No specified brokers or dealers have been designated by the Selling Stockholder and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The net proceeds to the Selling Stockholder will be the proceeds received by him upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus. The Company will receive proceeds from the exercise of the Options, but will not receive any other proceeds from any sales by the Selling Stockholder.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THIS SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained or incorporated by referenced herein and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offering may not be lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof. See "Risk Factors."


                ------------------------------------------------------
                    The date of this Prospectus is October 4, 1995

                                  TABLE OF CONTENTS


                                                                            Page
                                                                            ----

     Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . 3

     Incorporated of Certain Documents by Reference  . . . . . . . . . . . . . 4

     The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

     Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

     Selling Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     Indemnification of Officers and Directors . . . . . . . . . . . . . . .  28

     Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .  29

     Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

     Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements, registration statements and other information can be examined without charge at the public reference section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon payment of the fees prescribed by the Commission, copies may be obtained therefrom and at certain of the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048, 5757 Wilshire Boulevard, Los Angeles, California 90024; and 500 West Madison Street, Northeastern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511.

     The Company's Common Stock is quoted on The Nasdaq Stock Market ("NASDAQ") Reports, proxy statements, information statements, and other information concerning the Company can be inspected at the office of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, DC 20006.

     This Prospectus is part of a registration statement on Form S-8/S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") which the Company has filed with the Commission for the registration of the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is hereby made to such Registration Statement, exhibits and schedules, which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The following documents filed by the Company with the Commission are incorporated herein by reference:

            (1) The Company's Registration Statement on Form S-1 (File No. 33-
                34618) which became effective on May 4, 1990.


            (2) Annual Report on Form 10-K for the year ended December 31,
                1994.

            (3) Annual Report on Form 10-K/A-1 for the year ended December 31,
                1994.

            (4) Quarterly Report on Form 10-Q for the quarterly period ended
                March 31, 1995.

            (5) Quarterly Report on Form 10-Q for the quarterly period ended
                June 30, 1995.

     In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Prospectus by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Requests for such information should be directed to ACTV, Inc., 1270 Avenue of the Americas, New York, New York 10020, Attention: Secretary, telephone number (212) 262-2570.

                                     THE COMPANY


     General

     ACTV, Inc. ("ACTV" or the "Company") has developed the proprietary Programming Technologies (the "Programming Technology") for the emerging field of interactive television. ACTV's Programming Technology permits the delivery of individualized television, which, in the Company's view, significantly enhances the quality of most genres of television programming. ACTV's Programming Technology provides instant and seamless changes in the TV or video picture and/or audio in response to the various inputs or selections supplied by each viewer. A specially prepared ACTV program (the "ACTV Program" or "ACTV Programming") is like a linear TV program, except that it appears to be individualized for each interactive viewer. (Linear programs are standard television programs that can be viewed only as created and do not offer the viewer the option to make choices as to the content of the program or to respond to the contents of the program in an individualized way.) There is no limit to the number of viewers who can interact simultaneously with an ACTV Program.


     ACTV's individualized programming is designed to work with both single and multiple channels of 6MHz bandwidth and with different modes of transmission: distance learning networks, closed circuit televisions systems, cable, direct broadcast satellite ("DBS"), broadcast systems, and multi-microwave distribution systems ("MMDS"). It is compatible with commonly available existing systems (one-way, analog) as well as systems envisioned for the future of television (two-way, compression, fiber, video, server, and copper pairs with asynchronous digital subscriber logs ("ADSL").

     ACTV's strategy is to generate revenues from the sale of ACTV Programming that it either owns, has licensed or that has been created by a third party under a license from ACTV, including fees paid by subscribers to premium cable networks in which the Company has an ownership interest. The Company's mission is to improve the quality of entertainment and education television programming.

     The Company also believes that the Programming Technology can enhance the quality of television advertising by enabling the advertiser to customize each commercial for various audience segments, such as parents or sports enthusiasts. It is the Company's objective to seek major advertiser support for its individualized home entertainment networks.

     The chief markets presently targeted by the Company for the ACTV Programming Technology are in-home entertainment and education (with an emphasis on distance learning). The Company seeks to exploit these markets, principally in the U.S. through licensing the Programming Technology by creating joint venture relationships, and by direct sales.

     The Company has three operating subsidiaries, ACTV Entertainment Inc., a New York corporation ("ACTV Entertainment") incorporated on March 9, 1988, ACTV Interactive, Inc., a Delaware corporation incorporated on July 8, 1992, and The Los Angeles Interactive Network Inc., a Delaware corporation incorporated on March 7, 1995, which is a subsidiary of ACTV Entertainment. Unless otherwise indicated, all references in this Prospectus to the Company or ACTV include ACTV and its three subsidiaries.

     ACTV was incorporated under the laws of the State of Delaware on July 24, 1989. The Company is the successor, by merger effective November 1, 1989, to ACTV, Inc., a California corporation, organized on July 11, 1983. The Company's executive offices are located at 1270 Avenue of the Americas, New York, New York 10020, telephone number (212) 262-2570.

     Entertainment


     ACTV first introduced its individualized programming applications for entertainment outside the United States. The Company is now in its fifth year of regional commercialization in Montreal, Edmonton, and London through a license with Le Groupe Videotron, Ltee. ("LGV"), the second largest Canadian cable/broadcast television company and a major cable operator in London where it is building and operating combined cable/telephone networks. LGV has been a pioneer in the deployment of interactive cable television services.

     ACTV's Programming Technology is part of LGV's Videoway systems, which includes a premium interactive cable channel, video games and various videotext offerings ("Videoway"). LGV reports that Videoway at 1994 year end has enrolled over 240,000 Canadian subscribers, who receive a set-top terminal with compatible ACTV Programming functionality. According to LGV, Videoway subscribers use on average 13 hours per week of interactive services: 5.5 hours of video games; 2.5 hours of information services, and 5 hours of ACTV Programming -- primarily consisting of sports, game shows, children's shows and news. In addition, LGV offers Videoway on its cable systems in London, England where it reports nearly 80,000 users.

     Under the LGV license, which as modified on June 8, 1993, LGV has a 20-year, non-exclusive, royalty-free license to manufacture Videoway terminals that incorporate ACTV's Programming Technology. The agreement also allows LGV to produce ACTV Programming itself for a certain number of potential Videoway subscribers in Canada (1,300,000), Europe (500,000), and the United States (500,000). The license is subject to the condition that neither LGV nor its sub-licensees receive any royalty or other fees with respect to ACTV Programming, except for promotion and direct production expenses paid by LGV. Any royalties from third parties will be paid exclusively to ACTV. See "Reorganization of ACTV Entertainment and the LGV Agreements."

     The Company and LGV entered into their original agreement during the infancy of the development of interactive television. LGV had developed its Videoway TV set-top converter, which, among other things, enabled it to
     provide its subscribers with interactive capacity.   The arrangement
     provided the Company with an outlet for its ACTV Programming while providing LGV with interactive product for its Videoway converter. As both companies developed, however, their missions began to diverge: LGV wanted to market its Videoway converter in the United States, and was less interested in the actual production of ACTV Programming, while the Company was interested in expanding its programming capacity and in making its ACTV Programming available for use with set-top converters manufactured and distributed by others. The restructuring of the relationship with LGV enabled both companies to focus on their respective goals, in that LGV now has the non-exclusive right to market the Videoway converter in the United States, and the Company has control of ACTV Programming development. See "Reorganization of ACTV Entertainment and the LGV Agreements."

     ACTV's strategy is to take the regional experience gained in the last five years in Canada and London and apply it to the U.S. The Company anticipates that its individualized programming will be launched through regional premium cable programming services that are advertiser-supported. Monthly subscription prices are anticipated to be comparable to other U.S. premium channels.

     In May 1995, the Company introduced its InTV Regional Individualized Network (the "InTV Network") in the Los Angeles area. The Company believes that the InTV Network is the first programming service in the U.S. to both enhance existing programming and offer new individualized content.


     Joining ACTV in the InTV Network is Prime Sports - West, a unit of TCI's Liberty Sports ("TCI"), which has 4.2 million subscribers in the Southwest region of the U.S., Cable News Network, Inc. ("CNN") and Ventura County Cablevision, currently a subsidiary of Western Communications, whose ownership is scheduled to be transferred to TCI in early 1996.

     Prime Sports - West is providing the Company with access to all its regional sports programming at no cost to the Company. Similarly, CNN plans to provide, at no cost, access to Prime News, Sports Tonight, Calling on All Sports, Inside Politics and other selected shows.

     In both cases, the Company is responsible for its incremental content, transmission, delivery and master control costs incurred in connection with the enhancement of the Prime Sports - West and CNN programming.

     Assuming future commercialization of a regional network in the footprint of Prime Sports - West no later than December 31, 1996, Prime Sports - West would receive an exclusive in its footprint for sports programming and the companies will pursue a business understanding of revenue sharing anticipated to include a license fee paid to Prime Sports - West for each subscribing household on a monthly basis.

     Upon commercialization, CNN and ACTV will negotiate a royalty agreement and/or advertising slip for use of CNN programming. In addition, CNN shall receive protection until December 31, 1997 to become ACTV's exclusive provider of national and international news. CNN will also be given the opportunity to be an equity investor in any new regional networks created by ACTV.

     Initial marketing is being directed toward Ventura County Cablevision's 90,000 subscribers in the Los Angeles and Ventura County areas, with 1,000 homes expected to participate, on a trial basis.

     InTV Network viewers are able to individualize both CNN programs and L.A. Lakers basketball, L.A. Kings hockey, California Angels baseball and other Prime Sports - West offerings. In addition, to sports and news events, InTV Network is transmitting other individualized programming, including game shows, children's and education programs.


     The Company plans, assuming a successful test phase, to offer the InTV Network to a majority of Ventura City Cablevision's subscribers. In addition, expansion could follow in other Prime Sports - West markets and, in stages, in other regional markets within the U.S. There can be no assurance that any such expansion will occur, or that it will generate significant revenues for the Company.

     Education

     ACTV's principal strategy in education is to become the leading individualized programming technology in the developing field of distance learning, in which ACTV Programming, both live and pre-recorded, can be transmitted simultaneously to multiple sites in a satellite, fiber or microwave network.


     ACTV is currently developing new two-way analog and digital programming technologies for distance learning. This is a point to multipoint interactive broadcast system that can deliver prerecorded interactive lessons or integrate interactive segments into live distance learning lessons. By using a simple remote control, the student is able to alter program content to suit specific needs and interests. Students receive individualized responses to their input, and at the end of the lesson, the classroom teacher receives a printout of the performance of each class member.

     ACTV's new distance learning system is scheduled for commercial introduction by the end of 1995, with an installation in Georgia that the Company believes will represent one of the industry's most advanced distance learning projects. ACTV and the State of Georgia have entered into an agreement through which ACTV's distance learning system and software will be integrated into the Georgia Statewide Academic and Medical System ("GSAMS"), an existing fully interactive service providing audio, video and data to classrooms.

     In addition, 123 interactive television titles have been produced and introduced into the kindergarten to 12th grade market. The programs focus on reading, math, and vocational education. To date, programs have been sold to approximately 300 different schools across the U.S., along with an ACTV classroom system -- a terminal with compatible ACTV Programming functionality that currently permits up to 24 students in a classroom to view single channel ACTV Programs simultaneously. Education products are marketed through a direct and distributor sales force.

     Individualized programming is produced jointly through license agreements with educational publishers, including Turner Educational Services, Inc. ("Turner"), Phoenix, Bergwall, AIT, AIMS, Pasty Pudding and TakeOff.

     In 1995, the Company also signed a distance learning agreement with General Instrument Corporation ("GI"). ACTV's Programming Technology for distance learning will be integrated with GI's DigiCipher(R) system. The new digital system will be called "DigiCipher/ACTV Distance Learning System" and will allow programming networks to develop individualized programming and distribute it digitally to their customers.


     The Company markets its products through its wholly owned subsidiary ACTV Interactive, Inc., which was formed in 1992. Originally a joint venture general partnership with the Washington Post Company (the "Post Company") in which the Company owned a 49% interest and the Post

     Company a 51% interest, ACTV Interactive became a wholly owned subsidiary of the Company in March 1994.

     ACTV Programming Technology

     The ACTV Programming Technology provides instant and seamless changes in the TV or video picture and/or audio based on various inputs or selections made by viewers. The program appears to be a standard TV program, as if it were individualized for each viewer. Viewer inputs are made through a remote control (usually four buttons), thereby limiting the viewer's number of choices when inputting each response to four answers previously anticipated by the program's creators.


     ACTV's process of creating individualized television programming involves viewer selection from a multiple number of frame-synchronized video, graphics, and/or audio signals delivered at one time. The viewer sees and/or hears only one of the signals at a given moment; the other signals are transparent. Using a remote control, the viewer interacts with the television by making selections or decisions called for by the specially prepared programming. In response to viewer's inputs, the ACTV Programming Technology, which uses a microprocessor, automatically switches at pre-determined intervals between various segments of the multiple signals. In one-way analog transmission, this switching will occur in the viewer's cable box, such as LGV's Videoway, while with two way transmission, it may occur at the source of the transmission. The viewer cannot detect when such a switch takes place because it occurs instantly and with frame accuracy.

     The results appear seamless and uninterrupted -- for the viewer the programming is completely individualized. Although an individualized program and its associated branches are taped in a normal linear fashion, the program, when shown, has thousands of possible permutations and combinations available for each viewer to experience. The particular version seen is based on each viewer's individually selected preferences and inputs. An unlimited number of independent viewers can interact with an ACTV Program simultaneously.


     The ACTV microprocessor receives digital information from codes embedded into the video program material. It thus maintains "memory" on the progress of the viewer and provides automatic branching. At appropriate times during the program, the microprocessor circuitry will make branch switches automatically, accumulate data, recall information, create graphics and/or implement a pre-programmed set of instructions.

     In single channel (6MHz of bandwidth) applications, ACTV's Programming Technology individualizes audio and/or graphics, based on multiple signals. When additional channels of bandwidth are available, video can be individualized as well.

     To develop individualized programming the Company generally seeks to form joint ventures or licensing agreements with producers of standard linear shows or with networks that have rights to such shows. ACTV Programming can be created in a number of ways: enhancing existing programs that have been produced in a standard linear format, adding "piggy-back" branch alternatives during the shooting of ongoing shows, or creating entirely original productions that are solely for ACTV's purposes.

     The cost of ACTV original productions has been on average approximately 20% higher than a linear version of the same program of comparative length. However, production costs are significantly lower than regular linear television shows when existing material can be enhanced, or when productions are "piggy-backed." Production costs vary significantly based upon the nature and type of programming to be produced. An advantage of individualized programming is its higher repeatability, as compared to standard programming, since an individualized program's cost can be amortized over a greater number of showings.

     The types of entertainment programs that the Company plans to emphasize are sports, news, education, game shows, children's programs and music. The Company envisions that its in-home services will be supported by individualized advertising. The programming focus for education is reading, math and vocational education. Examples of ACTV Programming are:

     1)     Sports   The InTV Network regularly produces Prime Sports - West
            ------
     sporting events in the ACTV individualized format, thereby allowing viewers, in essence, to become directors of the program -- selecting close-ups, wide angle shots and other camera angles as may be provided. In multiple event programs, viewers are able to select one of four concurrent events and to switch from one event to another using their remote controls. In this instance, advertisers can target their commercials to viewers of a particular event. For example, ice skating fans might see a commercial for skate equipment, while viewers who choose to watch skiing could see a commercial for ski equipment and accessories. Viewers may select various overlays that provide statistics on the event, or on athletes of their choice.

     2)     News  After the first ten minutes of the nightly news, viewers can
            ----
     select from among a group of the day's top stories to receive more in-depth information on a desired topic.

     3)     Game Shows  The Programming Technology allows game show viewers to
            ----------
     participate at home. They can press in answers to questions, decide which celebrity team to play on, and receive their own scores. Each viewer's input prompts a response from the host or from celebrity team mates (e.g., "You really think English is the most widely spoken language -- well, let's see if your team mates agree with you.").


     4)     Music Video  Viewers are able to select the order in which certain
            -----------
     music videos are performed. Alternatively, viewers can select from up to four different camera angles for live or prerecorded performances.

     5)     Casino Games   Viewers can participate in games of chance, such as
            ------------
     blackjack, in which they are able to play individually with an on-screen dealer. With an individualized blackjack program, for example, a viewer can decide whether to "stand" (receive no more cards for that hand) or "hit" (receive additional cards). The on-screen dealer responds to each decision.

     6)     Advertising  With ACTV's Programming Technology, television
            -----------
     commercials can take on two entirely new forms. First, commercials can be demographically targeted to the specific audience watching. Men, women, and children, for example, can all see different commercials based on their interests. ACTV's Programming Technology automatically selects the most appropriate commercial for each viewer's particular demographic group. Second, ACTV can provide individualized commercials. In this application, the commercial is altered to meet the desires of the person watching. The announcer may ask viewers one or two questions about the type of automobile they may be interested in buying; the commercial might then present this type of vehicle.

     7)     Live Distance Learning  A teacher broadcasting live via satellite,
            ----------------------
     fiber or microwave can effect two-way communication with students in an unlimited number of remote sites. After covering a section of material, the distance learning teacher can ask multiple choice questions about the material to all students on the network. As each student responds to a question, he or she receives immediate personal feedback in the teacher's voice, which has been pre-recorded. At the same time, the distance learning teacher receives a report showing how all students on the network as a group answered each question. Consequently, the teacher can measure the results of the lesson to that point, and make any adjustments to the lesson plan that seem appropriate.


     8)     Reading and Math  Students in a classroom learn basic reading and
            ----------------
     math skills through specially prepared interactive television programs. As the television lesson progresses, just as in the case of interactive distance learning programming, the on-screen teacher poses questions regarding the material presented. Students respond to these questions and receive individual feedback based on their answers. At the end of the lesson, the classroom teacher can request a report showing the progress made by each student.

     Research and Development

     The Company is engaged in a field characterized by extensive research efforts and rapid, significant technological change. During 1993, the Company began its current research and development projects, relating primarily to the development of a new analog/digital two-way distance learning system. The Company believes that it may be required to expend approximately $140,000 through the end of fiscal 1995 to complete the development of this system. There can be no assurance that research or development by others will not render the Programming Technology obsolete or that the limited research and development performed by the Company and/or its licensees and joint venture partners will continue or will be successful.

     Government Regulation

     The Company believes, on the basis of its review of current legislation and regulations that neither its present nor any proposed commercial implementation of the ACTV Programming Technology on distance learning networks, closed circuit television systems, cable, DBS or MMDS will require governmental license or approval. Certain broadcast applications and copper pairs with ADSL may require governmental approval. No assurance can be given that applicable laws will not change. In the event such approval were to be required, there can be no assurance that the Company would be able to obtain such approval or the licenses required for the further implementation of the ACTV Programming Technology.

     Marketing and Program Production

     The primary markets targeted by the Company for the ACTV Programming Technology are in-home entertainment and education (with an emphasis on distance learning). The Company seeks to exploit these markets principally in the US through licensing the Programming Technology, by creating joint venture relationships, and by direct sales. To date, the Company's capital requirements to develop the Programming Technology, produce ACTV Programming, develop marketing approaches and strategic alliances, and to cover costs of sales and general and administrative expenses, have been significant, resulting in an accumulated deficit as of June 30, 1995 of approximately $26.9 million.

     The Company will continue to implement a marketing program consisting of the employment of sales and marketing personnel, contracting with sales and marketing consultants, and the use of promotional efforts, including product demonstrations and participation in trade shows and conferences. The Company currently has two entertainment marketing executives, five educational sales people and several educational distributors.

     In entertainment, the Company has licensed the Programming Technology to LGV, and is seeking other licensees and joint venture partners both in and outside the United States. The Company is and will continue to be dependent upon the ability of licensees and joint venture partners to offer products and services that are commercially viable, and to actively promote and distribute the Programming Technology.

     According to LGV, Videoway subscribers use an average of 13 hours per week of interactive services: 5.5 hours of video games, 2.5 hours of information services, and 5 hours of ACTV Programming -- primarily consisting of sports, news, game shows, and children's shows. In addition, focus group testing in Los Angeles that preceded the Prime Sports - West and CNN agreements indicated interest in ACTV sports, news, game shows, and in its educational and children's programming.

     In May 1995, the Company introduced its InTV Network in the Los Angeles area. The Company believes that the InTV Network is the first programming service in the U.S. to both enhance existing programming and offer new individualized content.

     Joining ACTV in the InTV Network is Prime Sports - West, a unit of TCI's Liberty Sports, which has 4.2 million subscribers in the Southwest region of the U.S., CNN and Ventura County Cablevision, currently a subsidiary of Western Communications, whose ownership is scheduled to be transferred to TCI in early 1996.

     The Company, its licensees or joint venture partners must produce and/or provide individualized programming for the Company to continue commercial entertainment operations in the U.S. For the most part, the Company, its licensees and joint venture partners are dependent upon third parties as sources for the linear programming that is to be enhanced into ACTV Programming. For the entertainment market, all programming to date has been produced either through LGV or by the Company itself.

     With respect to the education market, the Company has executed non-exclusive agreements with seven entities to obtain linear programming that it can enhance to create ACTV Programs. Linear programs are standard television programs that can be viewed only as created and do not offer the viewer the option to make choices as to the content of the program or to respond to the program in an individualized way.

     The Company has entered into agreements with Turner Educational Services, Inc., Phoenix Learning Group, Bergwall Productions, Inc., The Hasty Pudding Puppet Co., AIMS Media, Agency for Instructional Technology ("AIT") and Takeoff/Video Educational Excellence. Each of these agreements gives ACTV worldwide, perpetual marketing rights (except for the AIT agreement, which limits the rights to 15 years) to the programming produced. The companies are to receive quarterly royalties, based on the number of units of ACTV Programs sold.

     There can be no assurance that the Company will be successful in reaching agreements with licensees and joint venture partners, that the Company's strategy of marketing the Programming Technology through its licensees and joint venture partners will be successful, or that the methods that its licensees and joint venture partners choose to market the Programming Technology will be successful. Further, the Company may be adversely affected by the financial and business considerations of its licensees and joint venture partners. Future joint venture and license agreements may provide that the licensees and joint venture partners will receive equity interest in the Company and/or its subsidiaries.

     Set-Top Converters, Terminals, and Other Interactive Devices

     The Company does not intend to manufacture set-top converters, terminals, video servers, or other interactive devices.

     In the entertainment market, ACTV signed, on June 8, 1993, a 20-year, non-exclusive, royalty-free manufacturing license with LGV. Today, the Videoway terminal manufactured through LGV is the only ACTV-compatible set-top converter available to potential distributors of ACTV Programming. The Company intends to grant licensees similar to the one granted to LGV to other manufacturers that are selected by the future distributors of ACTV Programming.

     ACTV's Programming Technology can work with different modes of transmission (cable, DBS, broadcast, and MMDS), and is compatible with commonly available one-way, analog systems. In addition, it is compatible with systems envisioned for the future of television (two-way, compression, fiber, video servers, and copper pairs with ADSL). Therefore, there are many ways to design a distribution system that is compatible with ACTV's Programming functionality. The Company believes that the incremental cost of adding ACTV Programming functionality will not be significant.

     There can be no assurance that the Company will be successful in developing additional manufacturing licenses.

     In the education market, the Company consummated a contract with General Instrument Corporation ("GI"). ACTV's Programming Technology for distance learning will be integrated with GI's DigiCipher(R) system. The new digital system will be called "DigiCipher/ACTV Distance Learning System," and will allow programming networks to develop individualized programming and distribute it digitally to their customers.

     The Company executed a non-exclusive agreement in June 1992 with KDI Precision Products, Inc. ("KDI") to manufacture ACTV's classroom and distance learning systems, with compatible ACTV Programming functionality. KDI sells the systems to ACTV at prices and in accordance with a delivery schedule agreed upon from time to time. KDI also is a distributor of components such as television monitors, VCRs, remote controls, printers and cabinets used in conjunction with the systems. The agreement is subject to automatic renewal for additional one-year terms unless terminated by either party on six-months' written notice.


     KDI is currently the only manufacturer of the classroom and distance learning systems. The Company believes that KDI can produce sufficient systems to meet the anticipated needs of ACTV in the education marketplace. In the event that KDI were unable to supply the systems, there can be no assurance that the Company could produce sufficient systems or obtain sufficient systems from another manufacturer at an acceptable price. The inability of ACTV to obtain systems would have a material adverse affect on the business of the Company.

     Consolidation of Educational Partnership into ACTV

     On July 14, 1992, ACTV Interactive, Inc. entered into a partnership agreement with Post-Newsweek Education, Inc., a wholly-owned subsidiary of the Post Company, pursuant to which ACTV Interactive was formed as a Delaware general partnership, for the purpose of selling products and services incorporating the ACTV Programming Technology to the education market. The Post Company received a 51% interest in ACTV Interactive; ACTV Interactive, Inc., a wholly-owned subsidiary of the Company, received a 49% interest in ACTV Interactive.

     In connection with the formation of the partnership, the Company entered into a license agreement (the "License Agreement") with ACTV Interactive. Pursuant to the License Agreement, ACTV Interactive was given licenses to exploit certain of the Company's patents and related technology (collectively the "Patents") in the creation and distribution of educational programming. The License Agreement provided that the Company receive five percent (5%) of all revenues generated by ACTV Interactive.

     On March 11, 1994, the Company purchased the Post Company's full 51% interest in ACTV Interactive for consideration of $4.5 million, consisting of $2.5 million in cash at closing and a $2 million promissory note (the "New Note"). The principal value of the New Note has been paid in full as of the date of this Prospectus, but the Company continues to accrue approximately $229,000 of interest payable as of October 1, 1995. Payment of interest is due December 31, 1996.

     The interest payable under the New Note is secured pursuant to a security agreement through which the Post Company acquired a security interest in and lien with respect to all of the Company's existing United States patents and pending applications. In the event of a default by the Company under the New Note and foreclosure by the Post Company of the collateral pledged under the security agreement, the Company will be materially and adversely affected.

     Reorganization of ACTV Entertainment and the LGV Agreements

     In March 1988, the Company formed ACTV Entertainment (formerly ACTV Domestic Corporation) as equal stockholders with a subsidiary of LGV, Videotron Technologies Ltd. The Company granted to ACTV Entertainment the exclusive right to use the Company's Programming Technology in the United States DBS, cable and broadcast television markets.

     On June 8, 1993, LGV withdrew from its ownership in ACTV Entertainment, and the Company became the sole shareholder in ACTV Entertainment under the terms of an agreement with the subsidiary of LGV, thereby settling all outstanding legal disputes between the companies.

     While ACTV gained full ownership and control of ACTV Entertainment in the settlement, it did agree to give up the royalty income it was receiving from its Videoway terminal license with LGV for Canada and Europe ($3.00 per user per year). Simultaneously with the June 8, 1993 change in ownership of ACTV Entertainment, the 1987 LGV exclusive foreign license for Canada, Europe and the Soviet Union was renegotiated. The new license provides LGV with a 20-year, non-exclusive, royalty-free license to manufacture its Videoway terminal with compatible ACTV Programming functionality. Videoway is a cable converter box capable of providing a variety of advanced services, including standard cable tuning and decoding capabilities, access to videotext, closed-captioning, data banks, video games, software downloading and electronic mail. LGV has informed the Company that it has installed Videoway converter boxes in approximately 240,000 homes in Canada.

     In addition, the new modified license agreement allows LGV to produce ACTV Programming for a certain number of potential Videoway subscribers in the United States, Canada and in selected European countries. The license is limited to the condition that neither LGV nor its sublicensees receive any royalty or other fees with respect to ACTV Programming, except for promotion and direct production expenses paid by LGV. Any royalties or profits from third party programmers will be paid exclusively to ACTV.

     Patents, Applications, and Proprietary Technology

     The Company has sought to protect the proprietary features of the Programming Technology it employs through patents, copyrights, confidentiality agreements, and trade secrets both in the United States and overseas. As of the present time, the United States Patent and Trademark Office has issued eight patents, with five additional patents pending, three of which name Dr. Michael Freeman, the Company's Advanced Product Development Liaison, as an inventor thereof, and two of which name Dr. Freeman and Gregory Harper, former President - Technology Consulting Group, as inventors thereof. The patents, which deal with different aspects of the ACTV Programming Technology, expire at various dates from 1998 to 2007. The patents have been pledged as collateral in connection with the Company's acquisition of the Post Company's interest in ACTV Interactive. See "Consolidation of Educational Partnership into ACTV."

     Corresponding patents for some of the above U.S. patents have been granted or are pending in Canada, Japan, Australia and the European Patent Office. When a patent is granted by the European Patent Office, and upon the filing of appropriate translations, protection will be available in the designated European countries. The Company believes such patents will strengthen its competitive position in the aforementioned countries.

     Dr. Freeman and Mr. Harper have assigned to the Company all right, title, and interest in and to the above US patents and any corresponding foreign patents or applications based thereon. In addition, Dr. Freeman and Mr. Harper have agreed to assign to the Company the rights and title in and to all future patents and applications, and any corresponding foreign patents or application relating to the ACTV Programming Technology. The patents have been assigned to collateralize certain obligations of the Company.

     There can be no assurance that the patents held by the Company are enforceable, particularly in view of the high cost of patent litigation, nor can there be any assurance that the Company will derive any competitive advantages therefrom. To the extent that patents are not issued for any other products developed by the Company, the Company would be subject to more competition. The issuance of patents may be insufficient to prevent competitors from essentially duplicating the Company's products by designing around the patented aspects. In addition, there can be no assurance that the Company's products will not infringe on patents owned by others, licenses to which may not be available to the Company, nor that competitors will not develop functionally similar products outside the protection of any patents the Company has or may obtain.

     The Company requires each of its employees, consultants and advisors to execute a confidentiality and assignment of proprietary rights agreement upon the commencement of employment or a consulting relationship with the Company. These arrangements generally provide that all inventions, ideas, and improvements made or conceived by the individual arising out of the employment or consulting relationship shall be the exclusive property of the Company. This information shall be kept confidential and not disclosed to third parties, except by consent of the Company or in other specified circumstances. There can be no assurance, however, that these agreements will provide effective protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.


     Competition

     The development of interactive television applications is highly competitive. The Company competes within the television industry with many other applications which may be considered interactive. Moreover, the Company also competes with other forms of entertainment and educational programming, many of which are much more established, including standard television programming and the rapidly growing CD-ROM market. Among the Company's competitors in both the area of interactive television and in other media are companies that have greater financial, technical and marketing resources than the Company.


     At the present time, there are a number of different interactive television applications that have been developed or are under development by others which might be considered to be competitive with the Company's Programming Technology. These other interactive applications in general are delivered via cable television, or through play-along devices that are attached to the television. To the best of the Company's knowledge, none of the point to multi-point systems based on these technologies allow the viewer to affect what is seen on the television in the same manner or to the extent of the ACTV Programming Technology.

     The new interactive television applications principally fit in six primary categories: (1) information and channel guide services, (2) transactional services, (3) quantity/video-on-demand, (4) separate device play-along, (5) video games and (6) individualized TV.

     ACTV fits in the individualized TV category. Only individualized television allows every television viewer to interact personally with and change the TV program itself. Within the limits of the programmed choices, each sports fan can watch the action the way he or she chooses, and each child receives individual instructions based on his or her own response to the on-screen teacher. Individualized television technology is the only technology that uses traditional filmed entertainment where the program itself is interactive.

     ACTV's process of creating individualized television programming involves viewer selection from a multiple number of frame-synchronized video, graphics, and/or audio signals delivered at one time. The viewer sees and/or hears only one of the signals at a given moment; the other signals are transparent. Using a remote control, the viewer interacts with the television by making selections or decisions called for by the specially-prepared programming. Based on a viewer's inputs, the ACTV Programming Technology, which uses a microprocessor, automatically switches at pre-determined intervals between various segments of the multiple signals. The viewer cannot detect when such a switch takes place because it occurs instantly and with frame accuracy.

     The results appear seamless and uninterrupted -- for the viewer the programming is completely individualized. Although an individualized program and its associated branches are taped in a normal linear fashion, the program, when shown, has thousands of possible segment combinations available for each viewer to experience. The particular version one sees is based on individually selected preferences and inputs. An unlimited number of independent viewers can interact with an ACTV Program simultaneously. See "ACTV Programming Technology."

     A summary of each of the other interactive application follows:

     1)     Information and Channel Guide Services  This form of interactivity
            --------------------------------------
     enables the television to serve as a tool for information accessibility and retrieval. The most immediate application is for channel guide services, which allow viewers to easily determine the locations of programs in an expanded channel universe. Information services include access to large external text and graphic information databases, such as those provided by America On-Line and Prodigy.

     2)     Transactional Services  This application allows the television
            ----------------------
     viewer to purchase merchandise displayed on-screen by pressing a button on his or her remote control. Transactional services could be in the form of a home shopping program or an addendum to a commercial. Through their television sets, viewers may receive video, still pictures, text or audio about the selected products.

     3)     Quantity/Video on Demand  Cable systems that incorporate digital
            ------------------------
     television delivery may be able to offer as many as 500 or more channels. Programs transmitted digitally can be randomly accessed through menu selection items. Extensive pay-per-view movies could be made available, popular shows might be aired at many different starting times, and the viewer could purchase, on an a la carte basis, television shows following their initial air date on broadcast or cable TV.

     4)     Separate Device Play-Along  This application allows viewers to play
            --------------------------
     along with television programs such as game shows or sporting events. The viewer has a separate controller that receives information about the show in progress, and either displays it on the controller itself, as in the example of Interactive Network, or overlays television pictures with text and/or graphics, like EON or Zing. Players can compete with the on-screen contestants for prizes. Although the TV programming itself is unchanged, game players at home see their results displayed on the play-along device's screen.

     5)     Video Games  Interactive television services will allow a user to
            -----------
     call up video games, like those now marketed by Nintendo and Sega, through the cable TV box. Historically, video games have been delivered on cartridges inserted into special-purpose terminals attached to a television set.

     Since the Company's business strategy depends in large part on its ability to attract joint venture partners and/or licensees, the Programming Technology must be more appealing to potential joint venture partners or licensees than other technologies which currently exist or are now under development or may be developed in the future.

                                     RISK FACTORS


     The purchase of the securities being offered hereby involves a number of significant risks that include, but may not be limited to, those described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this Offering before making an investment decision.


     1. Operating Losses to Date. The Company has operated at a loss through the date of this Prospectus. The Company's net losses for the six months ended June 30, 1995 and 1994 (the "June 1995 period" and the "June 1994 period," respectively) were $3,348,699 and $2,336,105, respectively. The June 1995 Period includes an extraordinary gain of $94,117 while the June 1994 period includes an extraordinary gain of $231,845. The Company had net losses of $4,465,240 in the fiscal year ended December 31, 1994 ("Fiscal 1994"), $4,156,955 in the fiscal year ended December 31, 1993 ("Fiscal 1993"), and $2,778,085 in the fiscal year ended December 31, 1992 ("Fiscal 1992"). Through June 30, 1995, the Company had an accumulated deficit of approximately $26,900.000. To date, the Company has had limited revenues, including revenues of $541,552 in the June 1995 period, $938,416 in Fiscal 1994, $164,602 in Fiscal 1993, and $532,596 in Fiscal 1992.

     The increase in revenues in Fiscal 1994 was partially the result of the Company's including for the period March 11 to December 31 of Fiscal 1994 all education sales, which were reported for Fiscal 1993 by ACTV Interactive, a partnership in which ACTV held a 49% interest from July 14, 1992 to March 11, 1994. ACTV Interactive's gross sales were $839,165 in Fiscal 1993, compared with $348,473 for the period from July 14, 1992, the partnership formation date, to December 31, 1992. ACTV Interactive's results were accounted for under the equity method of accounting.

     There can be no assurance that the Company will generate significant revenues or achieve profitability in the future.

     2.     Unproven Business Strategy.   Other than the activities of ACTV
     Interactive, the Company's prior activities in the education market and the arrangement with LGV in the entertainment market, the Company has not had significant sales of the Programming Technology. While ACTV has recently consummated its first sale of the new distance learning technology, there can be no assurance that the results of this project will support the continuation of the project or lead to other sales. Also, while the Company has recently entered into agreements with a large regional cable sports network, a national news service, and a cable operator to create a Los Angeles-based programming service, which was launched in mid-1995, there can be no assurance that these agreements will result in the development of a commercially successful programming service. In addition, the Company is dependent on co-ventures or licenses with third parties to produce ACTV Programs and the Company will be required to demonstrate a market for such programs. There can be no assurance that co-venturers or licensees, or ACTV's direct sales force will succeed in marketing the ACTV Programs. See "THE COMPANY - Entertainment."

     Furthermore, the likelihood of the success of the Company must be considered in light of the problems, costs, difficulties and delays encountered in connection with the operation of a business, the operations of which consist of the development and commercialization of new and unproven technologies, and the competitive environment in which the Company operates. Accordingly, there can be no assurance that the Company will successfully market the Programming Technology or operate on a profitable basis. See "THE COMPANY."

     3. Possible Need for Additional Financing. To date, the Company's capital requirements to develop the Programming Technology, produce ACTV Programming, develop marketing approaches and strategic alliances, and to cover costs of selling and general and administrative expenses, have been significant, resulting in an accumulated deficit as of June 30, 1995 of approximately $26,900,000. The Company could receive proceeds of up to $200,000 if the Options underlying shares that are being registered hereby are exercised, however there can be no assurance that the Options will be exercised. The Company believes it has sufficient resources to fund its operations at least through the next twelve month period. However, if the Company's assumptions and beliefs prove to be incorrect, the Company may require additional financing during this period. In the event that the Company does require additional financing, the Company has no agreements, arrangements or understanding to obtain such additional financing.

     4. Patents and Proprietary Information. The Company has obtained patents covering certain aspects of the Programming Technology and has patents pending with respect to other developments or enhancements thereof. However, there can be no assurance (i) that patents applied for will be granted, (ii) that the patents the Company owns or has rights to or that may be granted or obtained by the Company in the future will be enforceable or will provide the Company with meaningful protection from competition,
     (iii) that any products developed by the Company will not infringe any patent or rights of others, or (iv) that the Company will possess the financial resources necessary to enforce any patent rights which it holds. See "THE COMPANY -- Patents, Applications and Proprietary Information."

     The Company requires each of its employees, consultants and advisors to execute a confidentiality and assignment of proprietary rights agreement upon the commencement of employment or a consulting relationship with the Company. These arrangements generally provide that all inventions, ideas and improvements made or conceived by the individual arising out of the employment or consulting relationship shall be the exclusive property of the Company. This information shall be kept confidential and not disclosed to third parties except by consent of the Company or in other specified circumstances. There can be no assurance, however, that these arrangements will provide effective protection of the Company's proprietary information in the event of unauthorized use or disclosure of such information.

     5. Technological Obsolescence; Research and Development. The Company is engaged in a field characterized by extensive research efforts and rapid, significant technological change. There can be no assurance that research or development by others will not render the Programming Technology obsolete or that the limited research and development performed by the Company will continue or will be successful. In 1994, research and development costs totaled $476,155 and were primarily related to development of a new analog/digital two-way distance learning system. The Company believes that it may be required to expend approximately $140,000 during the remainder of 1995 to facilitate the completion of current research and development projects, relating primarily to development of the distance learning system. There can be no assurance that the new distance learning system can be deployed on a timely basis, or that once deployed, it will function satisfactorily. If the Company determines that additional research and development is required, there can be no assurance that the

     Company will have sufficient funds or access to additional funds to engage in substantial additional research and development. See "THE COMPANY -- Research and Development."

     6. Possible Shortage of Available Channels for In-Home Cable Applications. In order for the ACTV Programming Technology to be used over cable TV for the in-home market, it must compete for channel space on cable systems, many of which have limited available channel capacity. Although a simpler form of interactivity can be achieved by the Company's using one channel of band-width, the more sophisticated applications of ACTV Programming currently require four channels of band-width. There is no assurance that cable operators will devote a sufficient number of channels of band-width to the Programming Technology in the future. Nor is there any assurance that the Company will be able to expand, unless cable systems continue to upgrade and increase their channel capacity by using a form of "compression technology," whereby the digitalization of the information required to produce a television picture reduces the channel capacity required for programming that incorporates the Programming Technology. Presently proposed compression technology under development would enable the Company to use the more complex applications of the Programming Technology on one or two channels of band-width. The costs associated with such compression technology may result in substantial additional costs to cable operators. The Company believes, although there can be no assurance, that the cable industry is, in general, moving in the direction of increasing channel capacity; however, the Company's management cannot currently quantify such additional costs, which may adversely affect the Company's future operations. The Company is continuing its investigation of various compression techniques. See "THE COMPANY."

     7. Dependence Upon Licensees and Joint Venturers. The Company has adopted as a business strategy the exploitation of the Programming Technology through licensing, the arrangement of joint ventures and by means of a direct sales force. While the Company has established a direct sales force of five employees and several distributors, and intends to increase its direct sales forces, the Company will continue to be, in substantial part, dependent upon the ability of its licensees and prospective joint venture partners to offer products and services that are commercially viable. In addition, the Company, its licensees or joint venture partners will need to provide individualized programming to continue commercial cable operations, and they are dependent upon third parties for such programming. The Company will be dependent upon its ability, and that of its licensees and joint venture partners, to actively promote and distribute the Programming Technology and the products. There is no assurance that the Company's marketing strategy will be successful. Further, the Company may be adversely affected by the financial and business considerations of its licensees and joint venture partners.


     The Company is engaged in an ongoing program designed to evaluate the Programming Technology as applied to the cable television market. The results of such programs cannot yet be determined. No assurance can be given that the results of the evaluation will be positive or that one or more of the markets which the Company is evaluating may prove to be viable for the Programming Technology.

     There is a possibility that in the structuring of future joint ventures and license agreements that the licensees and joint venture partners may be granted interests in the Company, and or any of its subsidiaries, in the form of equity securities or options to acquire equity securities. See "THE COMPANY -- Marketing and Program Production."

     8. Dependence upon Suppliers of Programming. The Company is dependent upon the producers of linear programming that can be enhanced using the Programming Technology to create individualized ACTV Programs. To date, the Company has entered into agreements with eight such producers, but there can be no assurance that such agreements will provide the Company with sufficient programming appropriate for enhancement, that the Company will be able to develop additional sources of programming, or that the enhanced programs can be successfully marketed in an individualized format. See "THE COMPANY - Marketing and Program Production."

     9. Government Regulation. The Company believes that neither its present nor any proposed commercial implementation of the ACTV Programming Technology on cable, DBS or MMDS will require governmental license or approval. Certain broadcast application and copper pairs with ADSL may require governmental approval. No assurance can be given that applicable laws will not change. In the event such approval were to be required, there can be no assurance that the Company would be able to obtain such approval or the licenses required for the further implementation of the ACTV Programming Technology. See "THE COMPANY - Government Regulation."

     10. Dependence Upon Key Personnel. The Company has been largely dependent upon the efforts of William C. Samuels in his roles as Chairman of the Board, President, Chief Executive Officer and Director of the Company, and David Reese as President of ACTV Entertainment and a Director of the Company. The Company has entered into five-year employment agreements with Mr. Samuels and Mr. Reese. The Company currently does not maintain "key employee" insurance on the lives of Messrs. Samuels or Reese, and there can be no assurance that such insurance would be available at an acceptable cost to the Company, should it seek to acquire such insurance in the future.

     In order to compete in a marketplace with rapidly changing and expanding technology, the Company requires employees not only with extensive management experience, but also with certain technical abilities to direct the Company's continuing research and development efforts. While the Company believes that it currently employs such personnel, and that other persons could be retained in such capacities, there can be no assurance that if the Company were required to replace such personnel, it could readily do so, or that, even if such qualified replacements were retained, the development of the Company's business would not be delayed. See "THE COMPANY -- Research and Development."

     11. Competition. The Programming Technology competes with many other forms of entertainment, education and information dissemination, many of which are significantly more established, including the standard television industry, the movie industry, cable television, programming services and other forms of entertainment. There can be no assurance that products and services incorporating the Programming Technology will ever be established in the marketplace in a significant enough manner to make the Company profitable.

     In addition, the Programming Technology may compete with other technologies described as interactive television, some of which may be developed or promoted by companies with resources significantly greater than the Company's. See "THE COMPANY -- Competition."

     12. Dependence on Equipment Suppliers. The Company does not intend itself to manufacture set-top converters, terminals, video servers, or other interactive devices. Currently, in the entertainment market, the Videoway terminal manufactured through LGV is the only ACTV-compatible set-top converter available to potential distributors of ACTV Programming. The Company intends to grant licenses similar to the one granted to LGV to other manufacturers that are selected by the future distributors of ACTV Programming. All of the ACTV classroom and distance learning systems which incorporate the Programming Technology and are sold by ACTV in the education market are manufactured by KDI Precision Products, Inc. ("KDI"). While the Company believes that KDI can produce sufficient systems to meet the anticipated needs of ACTV in the education marketplace, in the event that KDI were unable to supply the systems, there can be no assurance that the Company could produce sufficient systems or obtain sufficient systems from another manufacturer at an acceptable price. The inability of ACTV to obtain systems would have a material adverse effect on the business of the Company. There is no assurance that the Company will be successful in developing additional manufacturing licenses for the entertainment and education markets; the failure of the Company to do so would have a material adverse effect on the business of the Company. See "THE COMPANY - Set Top Converters, Terminals and Other Interactive Devices."


     13. Potential Effect of Default Under Promissory Note. On March 11, 1994, in partial payment for the Company's purchase of the Post Company's 51% interest in ACTV Interactive for consideration of $4.5 million, the Company issued to the Post Company a $2 million promissory note (the "New Note"). The principal value of the New Note has been paid in full as of the date of this Prospectus, but the Company continues to accrue approximately $229,000 of interest payable as of October 1, 1995. Payment of interest is due December 31, 1996.

     The interest payable under the New Note is secured pursuant to a security agreement through which the Post Company acquired a security interest in and lien with respect to all of the Company's existing United States patents and pending applications. In the event of a default by the Company under the New Note and foreclosure by the Post Company of the collateral pledged under the security agreement, the Company will be materially and adversely affected.

     14. No Assurance of Public Market for Securities. Although the Company's Common Stock is quoted on NASDAQ and listed on the Boston Stock Exchange, there can be no assurance that the Company will be able to maintain such quotation or listing, or that, if maintained, a significant public market will be sustained. For continued listing on NASDAQ, the Company is required to maintain a minimum stockholders' equity of $1,000,000 and assets of $2,000,000. The Boston Stock Exchange's maintenance criteria require the Company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At June 30, 1995, the Company had stockholders' equity of $4,131,249 and assets of $7,938,488. The Company has continued to operate at a loss through the date of this Prospectus.

     In the event the Common Stock were delisted from NASDAQ, trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the NASD's electronic bulletin board, in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Common Stock would be subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, these rules may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the Offering to sell their securities in the secondary market.

     The Commission has also recently adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, or (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such security are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

     Finally, all NASDAQ securities would be exempt from the recently-adopted regulations regarding penny stocks if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity would be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements.

     15. No Dividends. The Company has not paid any cash dividends on its Common Stock since inception and does not intend to pay cash dividends on
     its Common Stock for the foreseeable future.   Although there are no
     restrictions on the Company's ability to pay dividends, the Company intends to follow a policy of retaining earnings, if any, to finance the development and expansion of its business. In addition, the Company is obligated to apply 10% of cash flow in excess of $1,000,000 generated in any given year to repay certain obligations.

     16. Preferred Stock Authorized. The Company's Board of Directors has the authority, without further action of the stockholders, to issue shares of preferred stock which have conversion, dividend, liquidation and voting rights that could adversely affect holders of Common Stock or could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future.

     17. Rule 144 Sales. Of the shares of the Company's Common Stock presently outstanding, approximately 3,357,491 are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act and in the future may be sold only in compliance with Rule 144 or pursuant to registration under the Securities Act or pursuant to another exemption therefrom. For so long as the Registration Statement of which the Concurrent Prospectus is a part is current and effective, the shares owned by the selling security holders thereunder and offered thereby (approximately 35,000) and the shares covered by the Concurrent Prospectus that are issuable upon the exercise of options, warrants and SARs (approximately 85,000) may be sold without regard to the volume limitations, described below, set forth in Rule 144. Generally, under Rule 144, each person having held restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of the Company's then outstanding shares of Common Stock, or the average weekly volume of trading of such shares of Common Stock as reported during the preceding four calendar weeks. A person who has not been an affiliate of the Company for at least the three months immediately proceeding the sale and who has beneficially owned shares of the Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Of the restricted shares, a substantial number have been held by non-affiliates of the Company for more than three years or have been held by affiliates of the Company for more than two years. Actual sales, or the prospect of sales by the present stockholders of the Company or by future holders of restricted securities under Rule 144, or otherwise, may, in the future, have a depressive effect upon the price of the Company's shares of Common Stock in any market that may develop therefor, and also could render difficult sales of the Company's securities purchased by investors herein.

     18. Control by Officers, Directors and Principal Stockholders. The Company's officers and directors own, of record, 287,244 outstanding shares of Common Stock, of which 36,818 are being offered pursuant to the Concurrent Prospectus (not including 463,948 shares, which are being offered pursuant to the Concurrent Prospectus, issuable upon the exercise of options). In addition, William C. Samuels, Chairman, President, Chief Executive Officer and a director of the Company, pursuant to a voting agreement, has voting control of the 2,341,334 shares of Common Stock owned of record by the Post Company. In addition, pursuant to a separate voting agreement, Mr. Samuels has voting control of the shares owned by Dr. Freeman. Consequently, Mr. Samuels has voting control over 3,170,874 shares of Common Stock, or approximately 27.20% of the outstanding shares of Common Stock, assuming issuance of 352,948 shares of Common Stock upon exercise of options. Accordingly, Mr. Samuels could have substantial influence over the affairs of the Company, including the election of directors.

     19. Possible Acquisition of Control by The Washington Post Company. Beginning March 17, 1995, and for two years thereafter (subject to adjustment in certain circumstances), the Post Company shall have the right to purchase from the Company, at a price to be determined, the amount of shares of Common Stock necessary to bring its percentage ownership of the total then outstanding shares of Common Stock to 51%. If such option is exercised, the right, pursuant to agreement, of William C. Samuels, Chairman, President and Chief Executive

     Officer of the Company, to vote the shares owned of record by the Post Company will terminate, and the Post Company will be able to control the affairs of the Company.

     20. Outstanding Options and Warrants. As of the date of this Prospectus, the Company had granted options and warrants to purchase an aggregate of 1,458,828 shares of Common Stock that had not been exercised. Of the shares of Common Stock subject to these unexercised options and warrants, 12,000 may be purchased for between $1.00 and $2.00 per share; 673,995 may be purchased for between $2.00 and $3.00 per share (46,000 of which are being offered pursuant to the Concurrent Prospectus); 365,500 may be purchased for between $3.00 and $4.00 per share (13,333 of which are being offered pursuant to the Concurrent Prospectus); 25,000 may be purchased for between $4.00 and $5.00 per share; and 382,333 may be purchased for between $5.00 to $6.00 per share (7,500 of which are being offered pursuant to the Concurrent Prospectus). To the extent that the outstanding stock options and warrants are exercised, dilution to the interests of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be affected adversely, since the holders of the outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.

     21. Possible Volatility of Securities Prices. The market price of the Company's securities may be highly volatile, as has been the case with the securities of other companies engaged in high technology research and development. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant impact on the market price of the Company's securities.

                                   USE OF PROCEEDS

            The Company will not receive any proceeds from the Selling Stockholder's sale of shares of Common Stock, but will receive the proceeds of the exercise of the Options. Such proceeds will be used by the Company for working capital purposes.

                                 SELLING STOCKHOLDER

     The Selling Stockholder acquired the Shares upon exercise of Options granted pursuant to the Option Agreement between the Selling Stockholder and the Company.

     The Selling Stockholder has served as President and a Director of the Company since August 1, 1989, and became the Chief Executive Officer in 1993. He also served as Chairman of ACTV Interactive, a partnership with the Post Company, from July 1992 through March 1994, when the Company acquired the Post Company's interest in ACTV Interactive. The Selling Stockholder currently serves as Chairman of the Board, President, Chief Executive Officer and a Director of the Company.

     The following table sets forth the (a) the name of the Selling Stockholder,
     (b) the number of shares of Common Stock beneficially owned by the Selling
     Stockholder as of September     , 1995 (c) the number of shares of Common
                                 ----
     Stock available to be acquired by the Selling Stockholder pursuant to the Option Agreement that is the subject of the Registration Statement of which this Prospectus is a part, some of which shares are being registered hereby, and some of which shares may be sold pursuant to this Prospectus, and (d) the number of shares of Common Stock and the percentage, of the total class of Common Stock outstanding to be beneficially owned by the Selling Stockholder following this offering, assuming the sale pursuant to this offering or otherwise of all shares of Common Stock acquired or acquirable by such Selling Stockholder pursuant to the Option Agreement that is the subject of the Registration Statement of which this Prospectus is a part, which shares are being registered. There is no assurance, however, that the Selling Stockholder will sell any or all of the shares of Common Stock offered hereunder or owned by the Selling Stockholder.

                                                             Number of Shares of Common
                                                             Stock Beneficially Owned
                                                             After this Offering
                                                             ----------------------------------

Selling Stockholder        Beneficially Owned      Offered Hereby    Number     Percent
-------------------        ------------------      --------------    ------     -------

William C. Samuels         3,170,874(1)            100,000           3,070,874   26.53%


     -------------------

     (1) Includes (a) 240,950 shares of Common Stock owned by Mr. Samuels, (b) 352,948 shares of Common Stock issuable to Mr. Samuels upon the exercise of stock options, and (c) 2,341,334 shares of Common Stock owned by The Washington Post Company (the "Post Company") and 235,642 shares owned by Dr. Freeman, respectively, which are subject to a voting agreement with Mr. Samuels. Does not include shares that may be issued by the Company upon the exercise of SARs.

                      INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Reference is made to paragraph "Twelfth" of the Restated Certificate of Incorporation of the Company (Exhibit 4.1.1), which contains a provision, as permitted by Section 145 of the Delaware General Corporation Law, that eliminates the personal liability of directors to the Company and its stockholders for monetary damages for unintentional breach of a director's fiduciary duty to the Company. This provision does not permit any limitation on, or elimination of the liability of a director for disloyalty to the Company or its stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that was illegal under the Delaware General Corporation Law.

     The Restated Certificate of Incorporation and By-Laws of the Company require the Company to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 PLAN OF DISTRIBUTION

     The Shares offered hereby are being sold by the Selling Stockholder as a principal for his own account. The distribution of the Shares by the Selling Stockholder may be effected from time to time in ordinary brokerage transactions in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Stockholder. The brokers or dealers through or to whom the Shares may be sold may be deemed underwriters of the Shares within the meaning of the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be underwriting compensation. The Company will bear all expenses of the offering, except that the Selling Stockholder will pay any applicable brokerage fees or commissions and transfer taxes. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                    LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of Common Stock offered by the Company, are being passed upon for the Company by Gersten, Savage, Kaplowitz & Curtin, LLP, 575 Lexington Avenue, New York, New York 10022. Jay M. Kaplowitz, a member of Gersten, Savage, Kaplowitz & Curtin, LLP has been a director of the Company since 1989.
     Mr. Kaplowitz owns 2,000 shares of the Company's Common Stock and other options to purchase 25,000 shares, and Sheila Kaplowitz, his wife, owns 22,500 shares of Common Stock. Edward Curtin, a member of the firm of Gersten, Savage, Kaplowitz & Curtin, LLP, owns 2,000 shares of Common Stock of the Company and Jill Curtin, his wife, also owns 2,000 shares of Common Stock of the Company.

                                       EXPERTS

     The consolidated financial statements of ACTV and its subsidiaries incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
                  --------------------------------------------------

     Item 3.         Incorporation of Documents by Reference
     ------

     The following documents filed by the Company with the Commission are incorporated herein by reference:


            (1) The Company's Registration Statement on Form S-1 (File No. 33-
                34618) which became effective on May 4, 1990.

            (2) Annual Report on Form 10-K for the year ended December 31,
                1994.

            (3) Annual Report on Form 10-K/A-1 for the year ended December 31,
                1994.

            (4) Quarterly Report on Form 10-Q for the quarterly period ended
                March 31, 1995.


            (5) Quarterly Report on Form 10-Q for the quarterly period ended
                June 30, 1995.

     In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Prospectus by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Requests for such information should be directed to ACTV, Inc., 1270 Avenue of the Americas, New York, New York 10020, Attention: Secretary, telephone number (212) 262-2570.

     Item 4.    Description of Securities
     ------

     The Common Stock of the Company is registered under Section 12 of the Securities Exchange Act of 1934.

     Item 5.    Interests of Named Experts and Counsel
     ------

     Certain legal matters, including the legality of the issuance of the shares of Common Stock offered by the Company, are being passed upon for the Company by Gersten, Savage, Kaplowitz & Curtin, LLP, 575 Lexington Avenue, New York, New York 10022. Jay M. Kaplowitz, a member of Gersten, Savage, Kaplowitz & Curtin, LLP has been a director of the Company since 1989. Mr. Kaplowitz owns 2,000 shares of the Company's Common Stock and other options to purchase 25,000 shares, and Sheila Kaplowitz, his wife, owns 22,500 shares of Common Stock. Edward Curtin, a member of the firm of Gersten, Savage, Kaplowitz & Curtin, LLP, owns 2,000 shares of Common Stock of the Company and Jill Curtin, his wife, also owns 2,000 shares of Common Stock of the Company.

     Item 6.    Indemnification of Directors of Officer
     ------

     Reference is made to paragraph "Twelfth" of the Restated Certificate of Incorporation of the Company (Exhibit 4.1.1), which contains a provision, as permitted by Section 145 of the Delaware General Corporation Law, that eliminates the personal liability of directors of the Company and its stockholders for monetary damages for unintentional breach of a director's fiduciary duty to the Company. This provision does not permit any limitation on, or elimination of the liability of a director for disloyalty to the Company or its stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that was illegal under the Delaware General Corporation Law.

     The Restated Certificate of Incorporation and By-Laws of the Company require the Company to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

     (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     Item 7.    Exemption from Registration Claimed
     ------

     Not Applicable.


     Item 8.    Exhibits
     ------

     4.1.1  Restated Certificate of Incorporation(1)

     4.1.2  Amendment to Certificate of Incorporation(1)


     4.2.1  By-Laws(1)

     4.3 Option Agreement, as amended August 1, 1989, by and between the Company and William C. Samuels(2)

     5.     Opinion of Gersten, Savage, Kaplowitz & Curtin, LLP(2)

     10.1 Employment Agreement, dated August 1, 1995, between the Company and William C. Samuels(2)

     10.2 Employment Agreement, dated August 1, 1995, between the Company and David Reese(2)


     10.3 Agreement, dated August 16, 1995, between the Company and Cable News Network, Inc.(2)

     24.1   Consent of Deloitte & Touche LLP(2)

     24.2   Consent of Gersten, Savage, Kaplowitz & Curtin, LLP (included in
            Exhibit 5)(2)


     _______________



            (1) Incorporated by reference to the Company's Registration
                Statement on Form S-1 (File No. 33-34618) which became effective on May 4, 1990.

            (2) Filed herewith.

     Item 9.    Undertakings
     ------

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 4th day of October, 1995.

                                                 ACTV, INC.

                                       By:  /s/ William C. Samuels
                                            -------------------------
                                             William C. Samuels
                                             President, Chief Executive
                                             Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Form S-8/S-3 registration statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                                     Title                               Date
     ---------                                     -----
      /s/ William C. Samuels           Chairman of the Board, President             October 4, 1995
     -------------------------         Chief Executive Officer and Director
     William C. Samuels


      /s/ David Reese                  President, ACTV  Entertainment, Inc. and     October 4, 1995
     -------------------------                         Director
     David Reese


      /s/ Christopher C. Cline         Vice President Chief Financial               October 4, 1995
     -------------------------             Officer and Secretary
     Christopher C. Cline


      /s/ Jay M. Kaplowitz                             Director                     October 4, 1995
     -------------------------
     Jay M. Kaplowitz


      /s/ Richard Hyman                                Director                     October 4, 1995
     -------------------------
     Richard Hyman


                                                       Director                              , 1995
     -------------------------                                                       -------
     Howard Squadron


     *By:   /s/ William C. Samuels                                                  October 4, 1995
           -------------------------
            William C. Samuels
            Attorney-in-fact


                                    EXHIBIT INDEX


     4.3 Option Agreement, as amended August 1, 1989, by and between the Company and William C. Samuels.

     5.     Opinion of Gersten, Savage, Kaplowitz & Curtin, LLP

     10.1 Employment Agreement, dated August 1, 1995, between the Company and William C. Samuels

     10.2 Employment Agreement, dated August 1, 1995, between the Company and David Reese

     10.3 Agreement, dated August 16, 1995, between the Company and Cable News Network, Inc.

     24.1   Consent of Deloitte & Touche LLP

     24.2   Consent of Gersten, Savage, Kaplowitz & Curtin, LLP (included in
            Exhibit 5)